UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 5, 2021

MACKENZIE REALTY CAPITAL, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Davis Road, Suite 100 Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

(925) 631-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2021, MacKenzie Realty Capital, Inc. (the “Company”) acquired a 74.06% limited liability company interest in PVT-Madison Partners LLC, a California limited liability company (“PVT-Madison”), and a 73.83% limited liability company interest in Madison-PVT Partners LLC, a California limited liability company (“Madison-PVT”).  On March 5, 2021 PVT-Madison acquired a 39-unit residential apartment building located at 315 Park View Terrace, Oakland, CA 94610 for $15,250,000 (“Park View Property”).  PVT-Madison also entered into a first mortgage loan with First Republic Bank in the amount of $8,397,500.  On March 5, 2021 Madison-PVT acquired a 48-unit residential building located at 1501 Madison Street, Oakland, California 94610 for $12,250,000 (the “Madison Property”).  Madison-PVT also entered into a first mortgage loan with First Republic Bank in the amount of $6,737,500.

The material features of the investments in the joint ventures are described below.

PVT-Madison

The Company agreed to invest approximately $7.9 million to acquire the interest in PVT-Madison.  The Company has entered into a joint venture operating agreement for PVT-Madison (the “PVT-Madison Agreement”).  The PVT-Madison Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

            Under the PVT-Madison Agreement, the manager, BAA Investment Group, LLC, has sole authority to make all decisions on behalf of PVT-Madison, except for certain major decisions that are reserved to the approval of the majority of the members, of which the Company will have control, including (i) the sale of the Park View Property, (ii) the incurrence of debt in excess of $1,000,000, (iii) the creation of any new entity, (iv) the filing or initiating a bankruptcy or similar creditor protection action, (v) making any assignment for the benefit of PVT-Madison’s creditors, (vi) admitting in writing that PVT-Madison cannot pay its debts as they become due, (vii) the guaranty by PVT-Madison of any indebtedness of another, (viii) the compromise of the obligation of a member to make a capital contribution.  In addition, any amendment to the PVT-Madison Agreement must be approved by the majority of the members or by the manager or any set of members to the extent such manager or members would be adversely affected by such amendment.

The foregoing description of the PVT-Madison Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the PVT-Madison Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Madison-PVT

The Company agreed to invest approximately $6.346 million to acquire the interest in Madison-PVT.  The Company has entered into a joint venture operating agreement for Madison-PVT (the “Madison-PVT Agreement”).  The Madison-PVT Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

            Under the Madison-PVT Agreement, the manager, BAA Investment Group, LLC, has sole authority to make all decisions on behalf of PVT-Madison, except for certain major decisions that are reserved to the approval of the majority of the members, of which the Company will have control, including (i) the sale of the Madison Property, (ii) the incurrence of debt in excess of $1,000,000, (iii) the creation of any new entity, (iv) the filing or initiating a bankruptcy or similar creditor protection action, (v) making any assignment for the benefit of Madison-PVT’s creditors, (vi) admitting in writing that Madison-PVT cannot pay its debts as they become due, (vii) the guaranty by Madison-PVT of any indebtedness of another, (viii) the compromise of the obligation of a member to make a capital contribution.  In addition, any amendment to the Madison-PVT Agreement must be approved by the majority of the members or by the manager or any set of members to the extent such manager or members would be adversely affected by such amendment.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The description set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01 in its entirety.

The following table provides information regarding each of the properties acquired:

					As of December 31, 2020
Property Name	Sector	Location	Square Feet	Units	Percentage Leased	Annual Base Rent	Monthly Base Rent/Occupied Unit
Park View Property	Multi-Family Residential	Oakland, CA	36,654	39	94.9%(1)	$1.135,152	$2,425
Madison Property	Multi-Family Residential	Oakland, CA	31,156	48	93.75%(2)	$936,216	$1,625

(1)           Two vacant units as of the date of the purchase.

(2)           Three vacant units as of the date of the purchase.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

10.1     Operating Agreement of PVT-Madison Partners LLC

10.2     Operating Agreement of Madison-PVT Partners LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: March 11, 2021	By:	/s/ Robert Dixon
Robert Dixon
President